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                                                                    Exhibit 23.2

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 28, 2002, with respect to the consolidated financial statements of Coltec Industries Inc as of December 31, 2000 and 1999 and for the three years ended December 31, 2000 included in the Registration Statement (Form S-4) and related Prospectus of Goodrich Corporation for the registration of $300 million 7.5% Notes due 2008.






Charlotte, North Carolina                                 /s/ ERNST & YOUNG LLP
February 11, 2002